EXHIBIT 10.1(d)

Jane P. Faulkenberry
Senior Vice President
918-588-6272
FAX: 918-280-3368
Jfaulkenberry@bokf.com

January 1, 2006

Ms. Debra Roe
Chief Financial Officer
The Monarch Cement Company
449 1200 Street
Humboldt, KS 66748

RE: Fourth Amendment to Agreement dated January 1, 2001 between The Monarch Cement Company ("Borrower") and Bank of Oklahoma, N.A. ("Lender") in the aggregate amount of $35,000,000 (the "Loan Agreement"), as amended by First Amendment dated December 31, 2002, Second Amendment dated December 31, 2003 and Third Amendment dated December 31, 2004.

Dear Debbie:

Bank of Oklahoma, N.A. ("Lender") is pleased to renew and modify the Loan Agreement subject to the terms of this letter agreement ("Fourth Amendment'). Subject to the terms of the Loan Agreement, as amended, and this Fourth Amendment, the Commitment will be: 1) a $25,000,000 Term Loan ('Term Loan') with a balance as of December 27, 2005 of $23,613,405.13 and 2) a $10,000,000 Revolving Line of Credit ("Revolving Line") that is a renewal of the $10,000,000 Revolving Line subject to the terms of this letter amendment ('Fourth Amendment'). Section 2 of the Loan Agreement is hereby deleted and replaced with the following:

2. The Revolving Line. Lender agrees to loan Borrower up to $10,000,000 as Borrower may from time to time request as evidenced by a promissory note in the form attached as Exhibit B, maturing on December 31, 2006 (which together with any extensions, renewals and changes in form thereof, is hereinafter referred to as the "Line Note"). Advances under the Line Note shall be used for working capital and general corporate purposes, including issuance of letters of credit.

2.1. Provided there is no Event of Default, Borrower may advance, pay down, and re-advance funds on the Line Note.

2.2. Letters of Credit shall be issued pursuant to Lender's standard procedure, upon receipt by Lender of an application; provided that (a) no event of default has occurred and is continuing, and (b) the requested letter of credit will not expire after the maturity date of the Line Note. Borrower shall pay all standard fees and costs charged by Lender in connection with the issuance of Letters of Credit. Lender shall be reimbursed for drawings under the Letters of Credit either by Borrower or by an advance on the Line Note.

2.3. Borrower may repay the Revolving Line in whole or part at any time without penalty.

2.4. Interest shall accrue and be payable quarterly as set forth in the Line Note at a floating interest rate of BOKF National Prime less 1.00%. The outstanding principal balance plus accrued interest shall be payable at maturity date of December 31, 2006.

GENERAL PROVISIONS:

Unless otherwise specified herein, all terms and conditions, representations, and warranties of Borrower in the Loan Agreement remain in full force and effect. In addition to the terms of the Loan Agreement, as modified by this Fourth Amendment, Borrower consents to the provisions of the Term Note and the Line Note; provided however, that to the extent any conflict exists between the Loan Agreement and the Notes, then the Loan Agreement shall be controlling.

LENDER:	BORROWER:

Bank of Oklahoma, N.A.	The Monarch Cement Company

By: /s/ Jane Faulkenberry	By: /s/ Walter H. Wulf, Jr.
Jane Faulkenberry	Walter H. Wulf, Jr.
Senior Vice President	President

PROMISSORY NOTE

Principal $10,000,000.00	Loan Date 01-01-2006	Maturity 12-31-2006	Loan No 52969000002	Call / Coll	Account	Officer 071	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	The Monarch Cement Company (TIN: 48-0340590)	Lender:	Bank of Oklahoma, N.A.
	449 1200th Street		Healthcare Banking - 8th Floor
	Humboldt, KS 66748-1000		P.O. Box 2300
Tulsa, OK 74192

Principal Amount:$10,000,000.00	Initial Rate: 6.250%	Date of Note: January 1, 2006

PROMISE TO PAY. The Monarch Cement Company ("Borrower") promises to pay to Bank of Oklahoma, N.A. ("Lender"), or order, in lawful money of the United States of America, the principal amount of Ten Million & 00/100 Dollars ($10,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.
PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on December 31, 2006. In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning March 31, 2006, with all subsequent interest payments to be due on the same day of each quarter after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.
VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the BOKF National Prime Rate, described as the rate of interest set by BOK Financial Corporation, in its sole discretion, on a daily basis as published by BOK Financial Corporation ("BOKF") from time to time (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute Index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 7.250% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 1.000 percentage point under the Index, resulting in an initial rate of 6.250% per annum.  NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.
PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender, All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Bank of Oklahoma, N.A., P.O. Box 268800 Oklahoma City, OK 73126-8800.
LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged $50.00.
INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 18.000% per annum. The interest rate will not exceed the maximum rate permitted by applicable law.
DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:
Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower falls to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower, subject to the change in ownership provision of the January 1, 2001 Agreement, as amended.

Adverse Change. A material adverse change occurs in Borrower's financial condition.
LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.
ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including without limitation all attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.
JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.
GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Oklahoma. This Note has been accepted by Lender in the State of Oklahoma.
CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Tulsa County, State of Oklahoma.
DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $23.00 if Borrower makes a payment on Borrower's loan and the check or other payment order including any preauthorized charge with which Borrower pays is later dishonored.
RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all

PROMISSORY NOTE
Loan No: 52969000002	(Continued)	Page 2

such accounts.
COLLATERAL. This loan is unsecured.
LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreemeent made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender.
PAYMENTS. PAYMENTS SHOULD BE REMITTED TO: Bank of Oklahoma, P.O. Box 268800, Oklahoma City, OK 73126-8800.
RENEWAL STATEMENT. This Promissory Note is an extension, renewal and/or modification of the Promissory Note dated January 1, 2005, in the principal amount of $10,000,000.00, from the Borrower to Lender and is not a novation and shall be deemed effective as of the date set forth as the date such Promissory Note would have matured if not otherwise renewed or extended hereby.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.
GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any part or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD All THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

THE MONARCH CEMENT COMPANY
By: /s/ Walter H. Wulf, Jr.
      Walter H. Wulf, Jr., President of The Monarch
      Cement Company